Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: October 23, 2013

HERITAGE FINANCIAL ANNOUNCES THIRD

QUARTER RESULTS AND DECLARES REGULAR

CASH DIVIDEND

•	Diluted earnings per common share were $0.20 for the quarter ended September 30, 2013 compared to $0.18 for the linked-quarter ended June 30, 2013 and $0.19 for the prior year quarter ended September 30, 2012

•	Heritage completed the acquisition of Valley Community Bancshares, Inc. on July 15, 2013

•	Nonperforming originated loans decreased to 0.81% of total originated loans at September 30, 2013 from 1.05% at June 30, 2013

•	Heritage declared a regular cash dividend of $0.08 per share

Olympia, WA—HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company” or “Heritage”), today reported that the Company had net income of $3.3 million for the quarter ended September 30, 2013 compared to net income of $2.9 million for the quarter ended September 30, 2012 and $2.7 million for the linked-quarter ended June 30, 2013. Net income for the quarter ended September 30, 2013 was $0.20 per diluted common share compared to $0.19 per diluted common share for the quarter ended September 30, 2012 and $0.18 per diluted common share for the linked-quarter ended June 30, 2013.

Net income for the nine months ended September 30, 2013 was $8.9 million, or $0.57 per diluted common share, compared to $10.2 million, or $0.67 per diluted common share, for the nine months ended September 30, 2012.

Mr. Vance commented, “We are beginning to see the tangible results from our acquisitions of Northwest Commercial Bank and Valley Bank and the merger of our Central Valley Bank subsidiary into Heritage Bank. We also successfully completed a significant upgrade to our core operating system over the first weekend of October that will give us efficiency gains and a better foundation to support growth.” Mr. Vance continued, “Our capital ratios continue to be very strong and we feel that we are in a good position to grow organically and to continue to be able to take advantage of acquisition opportunities that we believe still exists.”

Acquisition of Northwest Commercial Bank

On January 9, 2013, the Company acquired Northwest Commercial Bank (“NCB”) and merged it into Heritage Bank (“NCB Acquisition”). NCB was a full service commercial bank with branches in Lakewood and Auburn, Washington. In March 2013, the Company consolidated the operations of the former NCB Lakewood branch with the Lakewood branch of Heritage Bank.

The Company paid cash consideration of $3.0 million, or $5.50 per share, to the NCB shareholders. Additionally, as provided for in the merger agreement, NCB shareholders had the ability to potentially receive an additional cash payment based on an earn-out structure from the sale of an other real estate owned asset of NCB. This contingent payment was included in the NCB liabilities assumed as of the January 9, 2013 acquisition date. During the quarter ended June 30, 2013 this asset was sold and the $491,000 in proceeds from the sale was paid to the former NCB shareholders. This payment did not impact the recorded bargain purchase gain on bank acquisition.

In connection with the NCB Acquisition, the Company received (at fair value) approximately $51.5 million in loans, $2.7 million of cash and cash equivalents, $2.8 million in investment securities, $2.9 million in net deferred tax assets, $2.3 million in other real estate owned, $1.0 million of other interest earning deposits and $1.9 million in other assets. The Company also assumed deposits with a fair value of approximately $60.4 million and $1.2 million of other liabilities. The application of the acquisition method of accounting resulted in the recognition of a pre-tax bargain purchase gain on bank acquisition of $399,000. The bargain purchase gain on bank acquisition represents the excess of the estimated fair value of the net assets acquired and the liabilities assumed over the purchase price.

During the three and nine months ended September 30, 2013, the Company incurred NCB Acquisition-related costs (including conversion costs) of approximately $5,000 and $746,000, respectively.

Central Valley Bank Merger

On June 19, 2013, the Company completed the merger of its subsidiary, Central Valley Bank (“CVB”), with and into Heritage Bank (the “CVB Merger”). CVB is now operated as a division of Heritage Bank. During the three and nine months ended September 30, 2013, the Company incurred CVB Merger-related costs of approximately $6,000 and $129,000, respectively.

Acquisition of Valley Community Bancshares

On July 15, 2013, the Company completed the acquisition of Valley Community Bancshares, Inc. (“Valley”), the holding company for Valley Bank, both of Puyallup, Washington (the “Valley Acquisition”). Pursuant to the terms of the merger agreement, Valley shareholders received for each share of Valley common stock $19.50 in cash and 1.3611 shares of Heritage common stock. As of the acquisition date, Valley merged into Heritage and Valley Bank merged into Heritage Bank.

In connection with the Valley Acquisition, the Company received (at fair value) approximately $117.1 million in loans, $40.6 million of cash and cash equivalents, $13.9 million of other interest earning deposits, $54.4 million in investment securities, $7.0 million in premises and equipment, $916,000 in core deposit intangible and $3.5 million in other assets. The Company also assumed deposits with a fair value of approximately $207.0 million and $342,000 of other liabilities. The application of the acquisition method of accounting resulted in the recognition of goodwill of $16.4 million. The goodwill represents the excess of the consideration transferred over the estimated fair value of the net assets acquired and the liabilities assumed.

During the three and nine months ended September 30, 2013, the Company incurred Valley Acquisition-related costs of approximately $161,000 and $515,000, respectively.

Balance Sheet

The Company’s total assets increased to $1.67 billion at September 30, 2013 from $1.43 billion at June 30, 2013. The increase in total assets from the prior period was primarily due to the assets acquired in the Valley Acquisition.

Total originated loans receivable increased $29.4 million to $961.9 million at September 30, 2013 from $932.5 million at June 30, 2013. The increase from the prior period was due primarily to increases in commercial and industrial loans ($8.6 million), owner-occupied commercial real estate loans ($9.5 million) and non-owner occupied commercial real estate loans ($10.4 million).

Total deposits increased to $1.43 billion at September 30, 2013 from $1.20 billion at June 30, 2013. The increase was primarily due to the deposits acquired in the Valley Acquisition. Non-maturity deposits to total deposits increased to 77.6% at September 30, 2013 from 76.1% at June 30, 2013. In addition, noninterest demand deposits to total deposits increased to 25.4% at September 30, 2013 from 22.9% at June 30, 2013.

Total stockholders’ equity increased to $216.6 million at September 30, 2013 from $200.5 million at June 30, 2013. The increase during the three months ended September 30, 2013 was primarily due to the issuance of 1.53 million shares of Heritage common stock of $24.2 million in the Valley Acquisition, $3.3 million in net income and $229,000 in stock-based compensation, which were partially offset by $8.6 million in stock repurchases, $3.0 million in cash dividends and an increase of $173,000 in accumulated other comprehensive loss, net. During the quarter ended September 30, 2013, the Company repurchased 544,490 shares at a weighted average price per share of $15.88. The Company’s ratio of tangible common equity to tangible assets decreased to 11.3% at September 30, 2013 from 13.2% at June 30, 2013. The Company and Heritage Bank continue to maintain capital levels significantly in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at September 30, 2013 of 11.6%, 15.5% and 16.7%, respectively, as compared to 13.1%, 17.5%, and 18.8%, at June 30, 2013, respectively.

Credit Quality

The allowance for loan losses on originated loans decreased $465,000 to $17.4 million at September 30, 2013 from $17.8 million at June 30, 2013 as a result of $615,000 in net charge-offs recognized during the quarter ended September 30, 2013 partially offset by $150,000 in provision for loan losses. Nonperforming originated loans to total originated loans decreased to 0.81% at September 30, 2013 from 1.05% at June 30, 2013. Nonaccrual originated loans decreased $2.0 million to $9.8 million ($7.9 million net of government agency guarantees) at September 30, 2013 from $11.7 million ($9.7 million net of government agency guarantees) at June 30, 2013. The decrease in nonaccrual originated loans was due to $1.8 million of net principal reductions and $477,000 of charge-offs partially offset by an addition of one loan in the amount of $315,000 to nonaccrual originated loans.

The allowance for loan losses to nonperforming originated loans was 221.68% at September 30, 2013 compared to 182.81% at June 30, 2013. Potential problem originated loans decreased to $26.6 million at September 30, 2013 from $29.2 million at June 30, 2013. Restructured originated performing loans increased slightly to $19.6 million at September 30, 2013 compared to $19.4 million at June 30, 2013. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred losses based on an evaluation of known and inherent risks in the loan portfolio at September 30, 2013.

Nonperforming originated assets were $13.6 million ($11.7 million net of government agency guarantees), or 0.83% of total originated assets, at September 30, 2013, compared to $15.2 million ($13.2 million net of government agency guarantees), or 1.06% of total originated assets, at June 30, 2013. Other real estate owned increased $333,000 to $4.1 million at September 30, 2013 from $3.8 million at June 30, 2013 (at both dates $317,000 was covered by FDIC loss sharing agreements). The increase was due primarily to the addition of three properties totaling $1.2 million partially offset by the disposition of four properties totaling $849,000. During the quarter ended September 30, 2013, the Company recognized a net gain of $75,000 on the disposition of other real estate owned and a negative valuation adjustment of $45,000.

Mr. Vance added, “The credit quality of our originated loan portfolio continues to improve. Our loan loss allowance coverage ratio is a very strong 222% of nonperforming originated loans, excluding portions guaranteed by government agencies. As credit quality continues to improve, our ratio of the allowance for loan losses on originated loans to total originated loans is likely to continue to decrease. At the end of the third quarter our allowance for loan losses on originated loans remains a very healthy 1.80%.”

Operating Results

Net interest income increased $1.6 million, or 10.2%, to $17.6 million for the quarter ended September 30, 2013 compared to $16.0 million for the same period in 2012. Net interest income increased $1.2 million, or 2.5%, to $50.1 million for the nine months ended September 30, 2013 compared to $48.9 million for the same period in 2012. The increases in net interest income are due to increases in average interest earning assets (substantially attributable to the NCB Acquisition and the Valley Acquisition) partially offset by declines in the net interest margin (substantially due to lower contractual loan note rates).

Heritage’s net interest margin for the quarter ended September 30, 2013 decreased 42 basis points to 4.67% from 5.09% for the same period in 2012 and decreased 15 basis points from 4.82% in the linked-quarter ended June 30, 2013. The declines in net interest margin are due primarily to lower contractual loan note rates. Heritage’s net interest margin for the nine months ended September 30, 2013 decreased 35 basis points to 4.88% from 5.23% for the same period in 2012.

The positive effect on the net interest margin of discount accretion on the acquired loan portfolios for the quarter ended September 30, 2013 was approximately 38 basis points compared to 49 basis points in the same quarter of the prior year and 45 basis points for the linked-quarter ended June 30, 2013. Interest reversals on nonaccrual originated loans reduced the net interest margin for the quarter ended September 30, 2013 by approximately four basis points compared to six basis points for the same quarter in the prior year and five basis points for the linked-quarter ended June 30, 2013.

The positive effect on the net interest margin of discount accretion on the acquired loan portfolios was 51 basis points for both the nine months ended September 30, 2013 and September 30, 2012. Interest reversals on nonaccrual originated loans reduced the net interest margin for the nine months ended September 30, 2013 by five basis points compared to seven basis points for the same period in the prior year.

The provision for loan losses on originated loans was $150,000 for the quarter ended September 30, 2013 compared to $215,000 for the quarter ended September 30, 2012 and $345,000 for the linked-quarter ended June 30, 2013. For the nine months ended September 30, 2013, the provision for loan losses on originated loans was $990,000 compared to $415,000 for the same period in the prior year. The Company had net charge-offs on originated loans of $615,000 for the quarter ended September 30, 2013 compared to $525,000 for the quarter ended September 30, 2012 and $435,000 for the linked-quarter ended June 30, 2013. For the nine months ended September 30, 2013, the Company had net charge-offs on originated loans of $2.8 million compared to $2.2 million for the same period in the prior year.

The provision for loan losses on purchased loans totaled $928,000 for the quarter ended September 30, 2013 compared to $592,000 for the same period in the prior year and $963,000 for the linked-quarter ended June 30, 2013. For the nine months ended September 30, 2013, the provision for loan losses on purchased loans was $2.3 million compared to $902,000 for the same period in the prior year.

As of the acquisition dates, purchased loans were recorded at their estimated fair values, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. To the extent actual or projected cash flows are less than previously estimated, additional provisions for loan losses on the purchased loan portfolios are recognized immediately into earnings. To the extent actual or projected cash flows are more than previously estimated, the increase in cash flows is recognized immediately as a recapture of provision for loan losses up to the amount of any provision previously recognized for that pool of loans, if any, then prospectively recognized in interest income as a yield adjustment.

Cash flows on pools of acquired loans are re-estimated on a quarterly basis. As reflected in the table below, incremental accretion income was $1.4 million for the quarter ended September 30, 2013 compared to $1.5 million for the linked-quarter ended June 30, 2013. For the nine months ended September 30, 2013, incremental accretion income was $5.2 million compared to $4.8 million for the same period in the prior year.

For the quarter ended September 30, 2013, the Company recognized $(350,000) of change in the FDIC indemnification asset compared to $281,000 and $(492,000) for the quarters ended June 30, 2013 and September 30, 2012, respectively. The decrease for the quarter ended September 30, 2013 as compared to the quarter ended June, 30, 2013 was primarily due to a collateral valuation adjustment of a large purchased covered loan during the quarter ended June 30, 2013 which resulted in an addition to the FDIC indemnification asset.

The following table illustrates the significant accounting entries associated with the Company’s acquired loan portfolios:

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
	(in thousands)
Incremental accretion income over stated note rate(1)	$1,447	$1,489	$1,550	$5,242	$4,784
Change in FDIC indemnification asset	(350)	281	(492)	(336)	(687)
Provision for loan losses	(928)	(963)	(592)	(2,254)	(902)

Pre-tax earnings impact	$169	$807	$466	$2,652	$3,195

(1)	The incremental accretion income represents the amount of income recorded on the acquired loans above the contractual stated interest rate in the individual loan notes. This income is a result of the discount established at the time these loan portfolios were acquired and modified as a result of quarterly cash flow re-estimation.

Donald J. Hinson, Executive Vice President and Chief Financial Officer, commented, “Our net interest margin continues to experience compression due to the current low rate environment. The net interest margin before incremental accretion income decreased 8 basis points to 4.29% for the quarter ended September 30, 2013 compared to 4.37% for the linked-quarter ended June 30, 2013. This decrease was driven by lower contractual yields on the loan portfolio. Loan yields before incremental accretion income decreased 12 basis points to 5.35% for the quarter ended September 30, 2013 compared to 5.47% for the linked-quarter ended June 30, 2013. This compression is expected to continue as the average rates on new loans are lower than the current average yield of the loan portfolio.”

Noninterest income was $2.6 million for the quarter ended September 30, 2013 compared to $1.5 million for the same period in 2012 and $2.4 million for the linked-quarter ended June 30, 2013. The increase in the quarter ended September 30, 2013 from the same period in the prior year was primarily due to a $596,000 gain on the sale of a branch building (included in “other income”) which occurred in August 2013 and an increase of $212,000 in service charges and other fees. The branch building was sold in connection with the relocation of the branch to a more favorable location. The increase from the linked-quarter ended June 30, 2013 was partially offset by a decrease of $631,000 in income due to the change in FDIC indemnification asset.

For the nine months ended September 30, 2013, noninterest income was $7.2 million compared to $5.5 million for the nine months ended September 30, 2012. The increase was primarily due to the previously mentioned gain on sale of a branch building, a $399,000 pre-tax bargain purchase gain on bank acquisition recognized during the first quarter of 2013 on the NCB Acquisition, an increase of $278,000 in service charges and other fees and a $351,000 improvement to income from the change in FDIC indemnification asset.

Noninterest expense was $14.3 million for the quarter ended September 30, 2013 compared to $12.5 million for the quarter ended September 30, 2012 and $13.0 million for the linked-quarter ended June 30, 2013. The $1.3 million increase for the quarter ended September 30, 2013 compared to the linked-quarter ended June 30, 2013 was primarily due to the addition of Valley operating expenses as well as acquisition and core system conversion related expenses.

Noninterest expense increased $3.0 million to $41.0 million for the nine months ended September 30, 2013 from $38.0 million for the nine months ended September 30, 2012. The increase was primarily due to the addition of operating expenses of NCB and Valley and approximately $1.8 million of costs related to mergers/acquisitions and costs incurred related to the core system conversion which was completed in October 2013.

Income tax expense was $1.5 million for the quarter ended September 30, 2013 compared to $1.3 million for the comparable quarter in 2012 and $1.3 million for the linked-quarter ended June 30, 2013. The increase in income tax expense for the quarter ended September 30, 2013 from the prior periods was primarily due to the increase in pre-tax income.

Dividend

On October 23, 2013, the Company’s Board of Directors declared a quarterly cash dividend of $0.08 per common share payable on November 15, 2013 to shareholders of record on November 5, 2013.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on October 24, 2013 at 9:00 a.m. Pacific time. To access the call, please dial (800) 288-8961 a few minutes prior to 9:00 a.m., Pacific time. The call will be available for replay through November 7, 2013, by dialing (800) 475-6701 — access code 304998. This is a change in the date and phone number from the previous earnings conference call announcement.

About Heritage Financial

Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its wholly-owned banking subsidiary. Following the CVB merger and the merger with Valley Bank, Heritage Bank now has forty-two banking offices in Washington and Oregon. Heritage Bank does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington. The Company’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact:

Brian L. Vance, President & Chief Executive Officer, (360) 943-1500

Donald J. Hinson, Executive Vice President & Chief Financial Officer, (360) 943-1500

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP). These measures include tangible common equity, tangible book value per share and tangible common equity to tangible assets. Tangible common equity (tangible book value) excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results. Where applicable, the Company has also presented comparable capital information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	September 30, 2013	June 30, 2013	September 30, 2012
	(in thousands)
Stockholders’ equity	$216,595	$200,525	$202,244
Less: goodwill and other intangible assets	31,137	14,025	14,205

Tangible common equity	$185,458	$186,500	$188,039

Total assets	$1,674,417	$1,425,635	$1,366,582
Less: goodwill and other intangible assets	31,137	14,025	14,205

Tangible assets	$1,643,280	$1,411,610	$1,352,377

Forward-Looking Statements

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, or impose additional requirements and restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules including changes related to Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing of regulations; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired including the Cowlitz Bank, Pierce Commercial Bank, Northwest Commercial Bank and Valley Community Bancshares transactions, or may in the future acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; risks relating to acquiring assets or entering markets in which we have not previously operated and may not be familiar; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for future periods to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands; unaudited)

	September 30, 2013	June 30, 2013	September 30, 2012
Assets
Cash on hand and in banks	$55,794	$31,062	$34,257
Interest earning deposits	79,329	59,991	82,062

Cash and cash equivalents	135,123	91,053	116,319
Other interest earning deposits	17,415	3,069	586
Investment securities available for sale	167,226	143,155	147,682
Investment securities held to maturity	35,113	13,078	10,833
Loans held for sale	—	—	1,411
Originated loans receivable, net	961,892	932,488	871,959
Less: Allowance for loan losses	(17,357)	(17,822)	(20,533)

Originated loans receivable, net of allowance for loan losses	944,535	914,666	851,426
Purchased covered loans receivable, net of allowance for loan losses of $5,972, $5,769 and $4,137	63,484	74,957	89,005
Purchased non-covered loans receivable, net of allowance for loan losses of $5,426, $4,789 and $4,937	200,063	96,830	65,592

Total loans receivable, net	1,208,082	1,086,453	1,006,023
FDIC indemnification asset	4,413	4,753	7,480
Other real estate owned ($317, $316 and $260 covered by FDIC loss share, respectively)	4,129	3,796	7,285
Premises and equipment, net	34,074	27,356	22,886
Federal Home Loan Bank stock, at cost	5,795	5,482	5,545
Accrued interest receivable	5,658	4,822	5,178
Prepaid expenses and other assets	26,252	28,593	21,149
Goodwill and other intangible assets	31,137	14,025	14,205

Total assets	$1,674,417	$1,425,635	$1,366,582

Liabilities and Stockholders’ Equity
Deposits	$1,425,985	$1,196,531	$1,133,700
Securities sold under agreement to repurchase	22,655	16,360	22,889
Accrued expenses and other liabilities	9,182	12,219	7,749

Total liabilities	1,457,822	1,225,110	1,164,338

Common stock	138,426	122,519	122,275
Unearned compensation – ESOP	—	—	(28)
Retained earnings	78,851	78,515	78,086
Accumulated other comprehensive (loss) income, net	(682)	(509)	1,911

Total stockholders’ equity	216,595	200,525	202,244

Total liabilities and stockholders’ equity	$1,674,417	$1,425,635	$1,366,582

Common stock, shares outstanding	16,210,872	15,207,784	15,162,879

HERITAGE FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Interest income:
Interest and fees on loans	$17,505	$16,028	$16,181	$50,252	$49,664
Taxable interest on investment securities	518	404	525	1,296	1,781
Nontaxable interest on investment securities	428	345	274	1,108	797
Interest and dividends on other interest earning assets	82	82	51	220	167

Total interest income	18,533	16,859	17,031	52,876	52,409

Interest expense:
Deposits	939	909	1,061	2,786	3,501
Other borrowings	13	10	15	32	49

Total interest expense	952	919	1,076	2,818	3,550

Net interest income	17,581	15,940	15,955	50,058	48,859
Provision for loan losses on originated loans	150	345	215	990	415
Provision for loan losses on purchased loans	928	963	592	2,254	902

Net interest income after provision for loan losses	16,503	14,632	15,148	46,814	47,542

Noninterest income:
Bargain purchase gain on bank acquisition	—	—	—	399	—
Service charges and other fees	1,609	1,432	1,397	4,395	4,117
Merchant Visa income, net	259	211	182	642	534
Change in FDIC indemnification asset	(350)	281	(492)	(336)	(687)
Other income	1,064	433	440	2,122	1,535

Total noninterest income	2,582	2,357	1,527	7,222	5,499

Noninterest expense:
Compensation and employee benefits	8,014	7,617	7,224	23,220	21,709
Occupancy and equipment	2,190	1,995	1,880	6,105	5,497
Data processing	953	720	643	2,809	1,902
Marketing	477	386	435	1,189	1,207
Professional services	862	640	742	2,532	1,924
State and local taxes	292	305	295	876	925
Impairment loss on investment securities, net	—	24	—	26	60
Federal deposit insurance premium	237	275	245	744	783
Other real estate owned, net	(162)	5	35	(260)	487
Other expense	1,422	1,040	1,004	3,769	3,477

Total noninterest expense	14,285	13,007	12,503	41,010	37,971

Income before income taxes	4,800	3,982	4,172	13,026	15,070
Income tax expense	1,510	1,292	1,309	4,161	4,843

Net income	$3,290	$2,690	$2,863	$8,865	$10,227

Basic earnings per common share	$0.20	$0.18	$0.19	$0.57	$0.67
Diluted earnings per common share	$0.20	$0.18	$0.19	$0.57	$0.67
Average number of common shares outstanding	15,958,213	14,980,201	14,954,887	15,297,258	15,123,957
Average number of diluted common shares outstanding	15,969,067	14,992,142	14,968,671	15,309,241	15,138,223

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Performance Ratios:
Efficiency ratio	70.85%	71.09%	71.52%	71.60%	69.85%
Return on average assets	0.80%	0.75%	0.84%	0.79%	1.01%
Return on average equity	6.05%	5.33%	5.62%	5.74%	6.70%
Average Balances:
Loans, including purchased loans	$1,191,572	$1,065,465	$999,915	$1,100,013	$996,712
Taxable investment securities	126,864	105,687	118,971	113,255	119,919
Nontaxable investment securities	72,120	57,109	42,049	60,865	40,238
Interest earning deposits	96,056	91,736	77,077	91,122	84,397
Total interest earning assets	1,492,556	1,325,686	1,243,602	1,371,039	1,246,859
Total assets	1,635,852	1,436,979	1,351,005	1,493,995	1,351,519
Interest bearing deposits	1,057,102	938,527	881,873	971,477	889,472
Securities sold under agreement to repurchase	19,830	14,831	15,999	16,072	17,992
Total interest bearing liabilities	1,076,932	953,359	897,872	987,549	907,464
Noninterest bearing deposits	333,648	273,307	242,478	290,233	232,301
Total equity	215,707	202,371	202,050	206,335	204,025
Tangible common equity	187,232	188,281	187,783	187,364	190,651
Net Interest Spread:
Yield on loans, net	5.83%	6.03%	6.42%	6.11%	6.66%
Yield on taxable investment securities	1.62%	1.53%	1.75%	1.53%	1.98%
Yield on nontaxable investment securities	2.35%	2.42%	2.58%	2.43%	2.65%
Yield on other interest earning assets	0.33%	0.28%	0.26%	0.30%	0.26%
Yield on interest earning assets	4.93%	5.10%	5.43%	5.16%	5.61%
Cost of interest bearing deposits	0.35%	0.39%	0.48%	0.38%	0.53%
Cost of securities sold under agreement to repurchase	0.26%	0.26%	0.36%	0.26%	0.36%
Cost of interest bearing liabilities	0.35%	0.39%	0.48%	0.38%	0.52%
Net interest spread	4.58%	4.71%	4.96%	4.77%	5.09%
Net interest margin	4.67%	4.82%	5.09%	4.88%	5.23%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Allowance for Originated Loan Losses:
Allowance balance, beginning of period	$17,822	$17,912	$20,843	$19,125	$22,317
Provision for loan losses	150	345	215	990	415
Net charge-offs:
Commercial business	(222)	(351)	(306)	(2,100)	(1,022)
One-to-four family residential	—	—	(94)	—	(170)
Real estate construction	(423)	(27)	—	(533)	(795)
Consumer	30	(57)	(125)	(125)	(212)

Total net charge-offs	(615)	(435)	(525)	(2,758)	(2,199)

Allowance balance, end of period	$17,357	$17,822	$20,533	$17,357	$20,533

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Allowance for Purchased Covered Loan Losses:
Allowance balance, beginning of period	$5,769	$4,710	$3,973	$4,352	$3,963
Net charge-offs	—	(40)	—	(40)	(33)
Provision for loan losses	203	1,099	164	1,660	207

Allowance balance, end of period	$5,972	$5,769	$4,137	$5,972	$4,137

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Allowance for Purchased Non-Covered Loan Losses:
Allowance balance, beginning of period	$4,789	$4,925	$4,667	$5,117	$4,635
Net charge-offs	(88)	—	(158)	(285)	(393)
Provision (recapture) for loan losses	725	(136)	428	594	695

Allowance balance, end of period	$5,426	$4,789	$4,937	$5,426	$4,937

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Other Real Estate Owned:
Balance, beginning of period	$3,796	$5,263	$8,634	$5,666	$4,484
Additions from foreclosures	1,227	513	453	1,740	5,979
Additions from acquisition	—	—	—	2,279	—
Proceeds from dispositions	(924)	(1,955)	(1,804)	(5,840)	(2,695)
Gain on sales	75	60	2	307	—
Valuation adjustments	(45)	(85)	—	(23)	(483)

Balance, end of period	$4,129	$3,796	$7,285	$4,129	$7,285

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	As of Period End
	September 30, 2013	June 30, 2013	September 30, 2012
Financial Measures:
Book value per common share	$13.36	$13.19	$13.34
Tangible book value per common share	$11.44	$12.26	$12.40
Stockholders’ equity to total assets	12.9%	14.1%	14.8%
Tangible common equity to tangible assets	11.3%	13.2%	13.9%
Tier 1 leverage capital to average assets	11.6%	13.1%	14.0%
Tier 1 capital to risk-weighted assets	15.5%	17.5%	19.1%
Total capital to risk-weighted assets	16.7%	18.8%	20.4%
Net loans to deposits ratio	84.7%	90.8%	88.9%

	As of Period End
	September 30, 2013	June 30, 2013	September 30, 2012
Nonperforming Originated Assets:
Nonaccrual originated loans by type:
Commercial business	$5,285	$6,079	$7,162
One-to-four family residential	583	583	425
Real estate construction and land development	3,852	4,964	8,008
Consumer	39	120	87

Total nonaccrual originated loans(1)(2)	9,759	11,746	15,682

Other non-covered real estate owned	3,812	3,480	7,025

Nonperforming originated assets	$13,571	$15,226	$22,707

Restructured originated performing loans(3)	$19,590	$19,448	$15,278
Accruing originated loans past due 90 days or more(4)	—	—	500
Potential problem originated loans(5)	26,630	29,171	29,374
Allowance for loan losses on originated loans to:
Total originated loans	1.80%	1.91%	2.35%
Nonperforming originated loans(6)	221.68%	182.81%	149.94%
Nonperforming originated loans to total originated loans(6)	0.81%	1.05%	1.57%
Nonperforming originated assets to total originated assets(6)	0.83%	1.06%	1.72%

(1)	$5.1 million, $6.7 million and $10.0 million of originated nonaccrual loans were considered troubled debt restructurings at September 30, 2013, June 30, 2013 and September 30, 2012, respectively.
(2)	$1.9 million, $2.0 million and $2.0 million of originated nonaccrual loans were guaranteed by government agencies at September 30, 2013, June 30, 2013 and September 30, 2012, respectively.
(3)	$1.0 million, $1.3 million and $461,000 of originated restructured performing loans were guaranteed by government agencies at September 30, 2013, June 30, 2013 and September 30, 2012, respectively.
(4)	There were no accruing originated loans past due 90 days or more that were guaranteed by government agencies at September 30, 2013, June 30, 2013 and September 30, 2012.
(5)	Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes concern as to their ability to comply with their loan repayment terms. $1.7 million, $2.0 million and $3.1 million of originated potential problem loans were guaranteed by government agencies at September 30, 2013, June 30, 2013 and September 30, 2012, respectively.
(6)	Excludes portions guaranteed by government agencies.

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	September 30, 2013		June 30, 2013		September 30, 2012
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Originated loans:
Commercial business:
Commercial and industrial	$292,906	30.5%	$284,291	30.5%	$280,513	32.2%
Owner-occupied commercial real estate	197,421	20.5%	187,964	20.2%	191,798	22.0%
Non-owner occupied commercial real estate	347,391	36.1%	337,009	36.1%	256,670	29.4%

Total commercial business	837,718	87.1%	809,264	86.8%	728,981	83.6%
One-to-four family residential	39,902	4.2%	39,603	4.2%	39,431	4.5%
Real estate construction and land development:
One-to-four family residential	20,054	2.1%	22,153	2.4%	25,045	2.9%
Five or more family residential and commercial properties	38,704	4.0%	37,234	4.0%	50,442	5.8%

Total real estate construction and land development	58,758	6.1%	59,387	6.4%	75,487	8.7%
Consumer	28,029	2.9%	26,727	2.9%	29,976	3.4%

Gross originated loans	964,407	100.3%	934,981	100.3%	873,875	100.2%
Deferred loan fees, net	(2,515)	(0.3)%	(2,493)	(0.3)%	(1,916)	(0.2)%

Originated loans, net	961,892	100.0%	932,488	100.0%	871,959	100.0%

Purchased covered loans	69,456		80,726		93,142
Purchased non-covered loans	205,489		101,619		70,529

Total loans, net of net deferred loan fees	$1,236,837		$1,114,833		$1,035,630

	September 30, 2013		June 30, 2013		September 30, 2012
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Noninterest demand deposits	$361,743	25.4%	$274,256	22.9%	$248,937	22.0%
NOW accounts	350,361	24.6%	299,442	25.0%	295,715	26.1%
Money market accounts	233,177	16.3%	206,630	17.3%	173,362	15.3%
Savings accounts	160,586	11.3%	130,472	10.9%	120,561	10.6%

Total non-maturity deposits	1,105,867	77.6%	910,800	76.1%	838,575	74.0%
Certificates of deposit	320,118	22.4%	285,731	23.9%	295,125	26.0%

Total deposits	$1,425,985	100.0%	$1,196,531	100.0%	$1,133,700	100.0%